EXHIBIT 99.1

Edge Petroleum Announces First Quarter 2007 Financial Results and Updates Guidance

HOUSTON, May 3, 2007 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) today reported financial results for the first quarter of 2007. Production was a record high for the first quarter of 2007 at 5.7 Bcfe. Highlights included:

 * First quarter production was 5.7 Bcfe as compared to 4.3 Bcfe for the same period in 2006, an increase of 33%.  Sequentially, production was up 43% as compared to the fourth quarter of 2006.
   Average production for the first quarter of 2007 was 63.6 MMcfe per day as compared to 47.9 MMcfe per day for the comparable period in
   2006, a new record for the Company.

 * First quarter oil and natural gas sales were $39.2 million as compared to $32.9 million for the same period in 2006 and $25.7 million for the fourth quarter of 2006.  The average price, excluding unrealized derivative activity, received per Mcfe this quarter was $7.10 compared to $7.70 a year ago.

 * First quarter 2007 results were impacted by our mark-to-market derivative contracts. A non-cash net unrealized pre-tax derivative loss of $17.7 million is included in total revenue for the three-months ended March 31, 2007. In the same period of 2006, we reported non-cash net unrealized pre-tax derivative gains of $1.8 million. This impact reduced the average realized price received per
   Mcfe from $7.10 to $4.00, as compared to an increase from $7.70 to
   $8.11 for the same period a year ago.

 * First quarter 2007 pro forma net income was $4.4 million as compared to $5.7 million for the first quarter of 2006.  Pro forma net income, which excludes unrealized derivative activity, is a non-GAAP measure and is reconciled to GAAP net income in the table below.

 * In January 2007, we closed a large, transforming acquisition for a preliminary closing price of approximately $390 million.  We also completed a public offering of 10.925 million shares of common stock and 2.875 million shares of 5.75% Series A cumulative convertible perpetual preferred stock.  These offerings provided a combined $277 million to partially fund the acquisition along with a new $320 million Revolving Facility.

As a result of lower average realized prices which were partially offset by higher production, we reported a 35% decrease in total revenue for the first quarter of 2007 compared to the same period in 2006. The lower average realized prices and revenue in the first quarter of 2007 were the result of significant unrealized derivative losses during the period. Revenue, including derivative activity, for the three months ended March 31, 2007 was $22.9 million compared to $35.0 million in the first quarter of 2006.

Oil and natural gas operating expenses for the three months ended March 31, 2007 totaled $3.4 million, compared to $2.2 million for the same period in 2006. Depletion costs for the first quarter of 2007 totaled $18.4 million and averaged $3.21 per Mcfe compared to $15.7 million and an average of $3.63 per Mcfe for the first quarter of 2006. Other general and administrative (G&A) costs, which include non-cash compensation costs, for the first quarter of 2007, were $4.4 million or 41% higher than the comparable prior year period total of $3.1 million. This increase in G&A expense was primarily the result of increased staffing levels and higher professional fees. On a production equivalent basis, G&A, excluding non-cash compensation costs, for the three months ended March 31, 2007 averaged $0.65 per Mcfe compared to $0.63 per Mcfe in the same period of 2006.

Below is a reconciliation of pro forma net income, excluding the impact of unrealized derivative activity, to net income:

                                            Three Months Ended
                                                 March 31,
                                           --------      --------
                                             2007          2006
                                           --------      --------
                                               (in thousands)

 Net income (loss)                         $ (7,149)     $  6,892
   Add:
 Unrealized derivative loss (gain) (1)       17,743        (1,780)
 Tax impact                                  (6,210)          623
                                           --------      --------
   Net adjustments                           11,533        (1,157)
                                           --------      --------

 Pro forma net income                      $  4,384      $  5,735
                                           ========      ========

(1) This information is provided because management believes exclusion of the impact of the Company's derivatives not
    accounted for as cash flow hedges (tax adjusted) will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility may have on our results.

First quarter 2007 net loss was $7.1 million, or $0.29 basic and diluted loss per share, as compared to net income of $6.9 million, or basic earnings per share of $0.40 and diluted earnings per share of $0.38, in the same period a year ago. Pro forma net income for the three months ended March 31, 2007, which was $4.4 million or basic earnings per share of $0.18 and diluted earnings per share of $0.17, compared to pro forma net income of $5.7 million, or $0.33 basic and $0.32 diluted earnings per share for the same period in 2006.

We completed public offerings of common and preferred stock in January 2007 to help fund recent acquisitions, which will significantly impact 2007. At March 31, 2007, 28.4 million shares of common stock and 2.9 million shares of 5.75% Series A cumulative convertible perpetual preferred stock were outstanding. Each share of preferred stock is convertible into approximately 3.0193 shares of Edge's common stock based upon an initial conversion price of $16.56 per common share and is callable by Edge after January 20, 2010 if the common stock closing sales price is 130% of the conversion price for a certain period of time.

Net cash flow provided by operating activities for the first quarter of 2007 was $14.9 million as compared to $25.1 million for the same 2006 period. Net cash flow provided by operating activities before working capital changes for the first quarter of 2007 was $28.6 million compared to $25.1 million for the same period in 2006. See the attached schedule for a reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes.

Debt at March 31, 2007 was $240.0 million as compared to $100.0 million at March 31, 2006 and $129.0 million at December 31, 2006. The debt-to-capital ratio at March 31, 2007 was 36.0%. We significantly increased our credit facility and outstanding debt in conjunction with the recent Smith acquisition, which closed on January 31, 2007. On January 30, 2007, we entered into a new credit facility, the borrowing base of which is $320 million.

Michael G. Long, Edge's Executive Vice President and Chief Financial Officer, commented on the quarterly results, noting, "We are very pleased with our financial results this quarter. Administratively, the quarter was very challenging yet we have successfully integrated an asset base larger than our pre-acquisition size into Edge thanks to great work from the entire Edge team. Our cash operating costs came in within the range we forecast for the quarter and we remain comfortable with our full year guidance. Our depletion rate exceeded our planning model; however, this was not due to any particular operational issues. Rather, it was the result of a modeling error in our forecast. As a result, we expect our depletion rate for the year to average between $3.15 and $3.25 per Mcfe, largely dependent upon the results of our future drilling activity which is on track to step up steadily now that the integration of this acquisition has been largely accomplished. We have updated our guidance for 2007 with second quarter estimates. Our previous guidance for 2008 remains unchanged. Recently, the forward natural gas markets have shown solid strength, with the 2009 natural gas futures strip climbing to over $8.50 per MMBtu. As a result, we just added a new gas collar covering 10,000 MMBtu per day for 2009 with a floor of $7.75 and a cap of $10.00. It was this same future strength that resulted in current month cash receipts from derivatives' activities while the mark-to-market value deteriorated."

In the normal course of business we enter into hedging transactions, including commodity price collars, swaps and floors to mitigate our exposure to commodity price movements, but not for trading or speculative purposes. As of the first quarter of 2006, we do not apply cash flow hedge accounting treatment to any of our contracts. Price- risk management transactions for 2007 through 2009 are shown below.

                        2007 - 2009 DERIVATIVES
 ------------------------------------------------------------------
   Transaction       Volumes      Price    Price
                     per Day      Floor     Cap          Term
 ---------------   ------------   ------   ------  ----------------
 Costless Collar   10,000 MMBtu   $7.00    $9.00    Feb-07   Dec-07
 Costless Collar   15,000 MMBtu   $7.02    $9.00    Feb-07   Dec-07
 Costless Collar   15,000 MMBtu   $7.00    $9.00    Feb-07   Dec-07
 Costless Collar   10,000 MMBtu   $7.50    $9.00    Jan-08   Dec-08
 Costless Collar   10,000 MMBtu   $7.50    $9.02    Jan-08   Dec-08
 Costless Collar   20,000 MMBtu   $7.50    $9.00    Jan-08   Dec-08
 Costless Collar   10,000 MMBtu   $7.75    $10.00   Jan-09   Dec-09
 Costless Collar     400 Bbl      $70.00   $87.50   Jan-07   Dec-07
 Costless Swap       600 Bbl      $66.00   $66.00   Jan-07   Dec-07
 Costless Swap      1,500 Bbl     $66.00   $66.00   Jan-08   Dec-08

 All natural gas prices are settled monthly against the NYMEX Natural
 Gas futures contracts and crude oil prices are settled against the
 NYMEX Crude Oil futures contracts for West Texas Intermediate Light
 Sweet Crude Oil.

Edge's guidance for its operating activities and selected financial measures is shown below.

                                    2nd Qtr 2007      Full Year 2007
                                    ------------      --------------
 Wells Spud                            20 - 25           80 - 90
 Production, Bcfe                     6.3 - 7.0          27 - 30
 FYE Reserves, Bcfe                       --            240 - 260
 Cash Operating Costs, $Mcfe (1)    $2.25 - $2.50     $2.25 - $2.50

 (1) Cash operating costs are lease operating expenses, production and ad valorem taxes, net interest and dividend expense and G&A expense.

Edge will host a conference call to discuss operations and first quarter financial results on May 3, 2007 at 1:30 p.m. Central. Interested parties may participate by dialing 800-946-0783. The call will also be webcast and can be accessed by logging onto the web at http://investor.shareholder.com/media/index.cfm?c=EPEX&e=1&mediakey=A749FA32819C3A627843793AA415C6A9. If you are unable to participate during the live webcast, the call will be archived at www.edgepet.com on the Investor Relations page of the site.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge's common stock and preferred stock are listed on the NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP," respectively.

The Edge Petroleum Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3537

Statements regarding production volumes, hedging levels, all guidance and forecasts for the second quarter and full year 2007 and full year 2008, increased production, future and continuing growth, production rates, prices, including future oil and gas prices, price risk management and other statements that are not historical facts, contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, increased costs and delays attributable to oilfield services and equipment, government regulation, effects and risks of acquisitions, and the ability of the Company to meet its stated business goals and other risks described under "Risk Factors" and elsewhere in the Company's most recent Annual Report on Form 10-K and other filings with the SEC.

 EDGE PETROLEUM CORPORATION
 CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
 -----------------------------------------------------------------

                                               Three Months Ended
                                                     March 31,
                                              --------------------
                                                2007        2006
                                              --------------------
                                              (in thousands,
                                               except prices and
                                               per share amounts)
 OIL AND NATURAL GAS REVENUE
   Oil and natural gas sales                  $ 39,214    $ 32,895
   Gain (loss) on derivatives                  (16,331)      2,099
                                              --------    --------
     Total revenue                              22,883      34,994
                                              --------    --------
 OPERATING EXPENSES:
   Oil and natural gas operating expenses        3,380       2,189
   Severance and ad valorem taxes                2,311       2,589
   Depletion, depreciation, amortization
    and accretion                               18,542      15,793
   General and administrative expenses           4,395       3,124
                                              --------    --------
     Total operating expenses                   28,628      23,695
                                              --------    --------

 OPERATING INCOME (LOSS)                        (5,745)     11,299

 OTHER INCOME AND EXPENSE:
   Interest income                                  57          38
   Interest expense, net of amounts
    capitalized                                 (2,762)       (668)
   Amortization of deferred loan costs            (253)        (42)
                                              --------    --------
 INCOME (LOSS) BEFORE INCOME TAX PROVISION      (8,703)     10,627
 INCOME TAX BENEFIT (EXPENSE)                    2,935      (3,735)
                                              --------    --------
 NET INCOME (LOSS)                              (5,768)      6,892
     Preferred stock dividends                  (1,381)         --
                                              --------    --------
 NET INCOME (LOSS) AVAILABLE TO
  COMMON STOCKHOLDERS                         $ (7,149)   $  6,892
                                              ========    ========

 BASIC EARNINGS (LOSS) PER SHARE              $  (0.29)   $   0.40
                                              ========    ========
 DILUTED EARNINGS (LOSS) PER SHARE (1)        $  (0.29)   $   0.38
                                              ========    ========

 BASIC WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                            24,867      17,239
                                              ========    ========
 DILUTED WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING (1)                 24,867      17,976
                                              ========    ========

 Production:
   Gas - MMcf                                    4,465       3,429
   Natural gas liquids (NGL) - MBbls                99          61
   Oil - MBbls                                     111          87
     Gas Equivalent - MMcfe                      5,721       4,314

 Realized Product Prices:
   Gas - $ per Mcf (2)                        $   6.91    $   7.81
   Gas - $ per Mcf (3)                        $   3.44    $   8.40
   NGL - $ per Bbl                            $  26.13    $  20.57
   Oil - $ per Bbl (2)                        $  65.11    $  59.53
   Oil - $ per Bbl (3)                        $  44.62    $  56.88
     Gas Equivalent - $ per Mcfe (2)          $   7.10    $   7.70
     Gas Equivalent - $ per Mcfe (3)          $   4.00    $   8.11

 Notes:
 -----------------------------------------------------------------
 (1) A net loss from continuing operations exists in 2007, and therefore, no potential common shares are included in the
     calculation of diluted per share amounts because the effect would be antidilutive.
 (2) Excludes the unrealized effect of derivative transactions.
 (3) Includes the effect of derivative transactions.

 EDGE PETROLEUM CORPORATION
 Non-GAAP Disclosure Reconciliations
 ---------------------------------------------------------------------

 Net Cash Flow Provided by Operating Activities

                                               Three Months Ended
                                                    March 31,
                                              --------------------
                                                2007         2006
                                              --------------------
                                                  (in thousands)

 Net cash flow provided by
  operating activities                        $ 14,908    $ 25,066

 Changes in working capital accounts            13,713          23
                                              --------    --------
 Net cash flow provided by operations
  before working capital changes              $ 28,621    $ 25,089
                                              ========    ========

 Note: Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information that is commonly used by analysts, investors and other interested parties in the oil and gas industry as a
       financial indicator of an oil and gas company's ability to generate cash used to internally fund exploration and development activities and to service debt. Net cash flow provided by
       operating activities before working capital changes is not a measure of financial performance prepared in accordance with accounting principles generally accepted in the United States of
       America ("GAAP") and should not be considered in isolation or as an alternative to net cash flow provided by operating activities.
       In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960